As filed with the Securities and Exchange Commission on August 9, 2024

Registration No. 333-275932

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM F-3

ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NewAmsterdam Pharma Company N.V.

(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Gooimeer 2-35

1411 DC Naarden

The Netherlands

Tel: +31 (0) 35 206 2971

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

NewAmsterdam Pharma Corporation

20803 Biscayne Blvd, Suite #105

Aventura, FL 33180

Tel: +31 (0) 35 206 2971

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Brian K. Rosenzweig

Kerry S. Burke

Covington & Burling LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Tel: (212) 841-1000

Approximate date of commencement of proposed sale to the public: Not Applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

TERMINATION OF REGISTRATION STATEMENT

NewAmsterdam Pharma Company N.V. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form F-3 (File No. 333-275932) on December 7, 2023, which was declared effective by the SEC on December 19, 2023 (the “Initial Registration Statement”). The Initial Registration Statement was filed to register an aggregate of up to $400.0 million of the Company’s ordinary shares, nominal value of €0.12 per share (the “Ordinary Shares”), debt securities, warrants, subscription rights, purchase contracts, and/or units, from time to time in one or more offerings (the “Registered Securities”).

The Company determined that, effective as of January 1, 2024, it was no longer a foreign private issuer, and as a result is subject to the registration requirements applicable to a U.S. domestic registrant. On April 12, 2024, the Company filed Post-Effective Amendment No. 1 to Form F-3 on Form S-3 to convert the Initial Registration Statement into a Registration Statement on Form S-3, which was declared effective by the SEC on April 17, 2024 (the Initial Registration Statement, as amended by the Post-Effective Amendment No.1, the “Registration Statement”).

The Company separately filed a Registration Statement on Form S-3 (File No. 333-280687) with the SEC on July 3, 2024, which was declared effective by the SEC on July 12, 2024 (the “New Registration Statement”). The New Registration Statement registers the offer and sale of an aggregate of up to $400.0 million of Ordinary Shares, debt securities, warrants, subscription rights, purchase contracts, and/or units, from time to time in one or more offerings.

Pursuant to the Company’s undertaking as required by Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 2 is being filed to terminate the effectiveness of the Registration Statement and the offer and sale of the Registered Securities thereunder and to deregister, as of the effective date of this Post-Effective Amendment No. 2, all Registered Securities that remain unsold under the Registration Statement as of the date thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naarden, the Netherlands, on August 9, 2024.

NewAmsterdam Pharma Company N.V.

By:	/s/ Michael Davidson
	Name:	Dr. Michael Davidson
	Title:	Chief Executive Officer and Executive Director

Note: No other person is required to sign this Post-Effective Amendment No. 2 to the registration statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly undersigned representative in the United States of NewAmsterdam Pharma Company N.V., has signed this registration statement in the United States, on the 9th day of August, 2024.

NewAmsterdam Pharma Corporation

By:	/s/ Michael Davidson
Name: Dr. Michael Davidson
Title: President

3